Exhibit 10.1

 (Translation)

Petition for the		Form Lor. 4.1
Business Reorganization	Royal Emblem	Black Case No. For.[18 ]/[53 ]

                                                           Central Bankruptcy Court
                                                   Date __30__ Month _March_____B.E. 2010
                                                 Bankruptcy Case (Business Reorganization)

Innovex (Thailand) Limited_____________________ Petitioner hereby submits this Petition for the reorganization of the business of                                  Innovex (Thailand) Limited Debtor with the details as follows.*

Clause 1.	The Petitioner is		[X] Debtor
[ ] Governmental agency, i.e.
			[ ] Creditor(s) which is	[ ] individual(s)
[ ] juristic person(s)
	Nationality ___-____,	Aged ______-______ years,		[x] Occupation
[X] Business type operating the business of import, export, manufacture and sale of flexible circuits.
[ ] Personal Identification Card No. ⃞-⃞⃞⃞⃞-⃞⃞⃞⃞-⃞⃞-⃞
[x] Corporate Registration No. _________________0515539000230_____________________
Residing at No. 79 Moo 4 I-EA-T Free Zone, Northern Industrial Estate, Tumbol Banklang, Amphur Muang, Lamphun, Thailand
Tel. _______053 554 700__________ Facsimile ________053 554 699________
Clause 2.	The Debtor is
[ ] Public limited company [x] Limited company operating the business of import, export, manufacture and sale of flexible circuits.

[ ] Commercial Bank [ ] Finance company [ ] Finance and securities company/Credit foncier company whereby written consent of the Bank of Thailand has been obtained, details of which appear in the Exhibit No. __-______

[ ] Securities company whereby written consent of the Securities and Exchange Commission has been obtained, details of which appear in the Exhibit No. ___-________
[ ] Casualty life insurance company [ ] Life insurance company whereby written consent of the Insurance Department has been obtained, details of which appear in the Exhibit No. ___-______
[x] Corporate Registration No. ___0515539000230_________
Residing at No. 79 Moo 4 I-EA-T Free Zone, Northern Industrial Estate, Tumbol Banklang, Amphur Muang, Lamphun, Thailand
Tel. _____053 554 700______ Facsimile ______053 554 699_______
Details of which appear in the Exhibit No. __________1___________

*Remarks  In case that there are more than one petitioner or debtor, details of other petitioners or debtors shall be filled up in the domicile list.

Clause 3.	Substance of debts of the Debtor
[x] The debtor has indebtedness of approximately Baht
[2,541,144,407]
(calculated as of [ 2 January 2010 ])
[ ] The Petitioner is a creditor of the debtor having debts of Baht with the details as follows:

3.1 Debts owed to creditors

(a)   The Debtor is a juristic person in the category of limited company incorporated and operates under the Law of Thailand, having primary objectives in operating the business of import, export, manufacture and sale of flexible circuits.

(b)   The debtor has the indebtedness owed to several creditors, including financial creditors and trade creditors, the amount of total indebtedness calculated as at [ 2 January 2010 ] is approximately Baht [2,541] million.  The said debts comprising various categories, such as, [ short term and long term loan granted by financial institutions, trade account payable, debts incurred from goods purchasing such as raw materials, tools, machinery, equipment, etc.,] details appear in the unaudited Financial Statement ending 2 January 2010, the Summary of Outstanding Balances Owed to Creditors as at [ 2 January 2010 ] prepared by the Debtor and list of creditors prepared by the Debtor as at [ 2 January 2010], which are attached hereto as the Exhibits No. 2, 3 and 4 respectively.  As such, it is apparently established that the Debtor is insolvent and owed to several creditors with a definite amount, including principal and interest, of not less than Baht 10 million, total debts calculated up to the date on which this Petition for the Business Reorganization of the Debtor is submitted.  Now, therefore, the Debtor hereby submits this Petition for the Business Reorganization to the Central Bankruptcy Court pursuant to the Bankruptcy Act B.E. 2483 (1940) including all amendments thereafter (“Bankruptcy Act”).

Lor. 1.2/Lor. 4.2

Clause 4.	Debtor’s insolvency status
The Debtor is insolvent because
	[x]	The Debtor does not have assets sufficient to meet its liabilities.
	[x]	The Debtor falls under the presumption under Section 8 of the Bankruptcy Act B.E. 2483 (1940) where
	[ ]	the debtor has transferred asset or rights in management of its asset to other persons for the benefit of all its creditors whether such act is done within or without the Kingdom.
	[ ]	the debtor has transferred or delivered its asset with dishonest or fraudulent intent whether such act is done within or without the Kingdom.
	[ ]	the debtor has transferred its asset or creates any right over such asset which, if the debtor were a bankrupt, would be deemed as act of preference whether such act is done within or without the Kingdom.
	[ ]	the debtor leaves the Kingdom, or, having previously left, remains outside the Kingdom in order to delay payment of his debt, or in order to prevent a creditor from receiving payment of the debt.
	[ ]	the Debtor leaves the premises in which he has resided, or conceals himself in any premises, or absconds or leaves by other means, or closes his place of business in order to delay payment of his debt, or in order to prevent a creditor from receiving payment of the debt.
	[ ]	the Debtor removes asset out of the jurisdiction of the court in order to delay payment of his debt, or in order to prevent a creditor from receiving payment of the debt.
	[ ]	the Debtor consents to judgement ordering the payment of money which he should not pay in order to delay payment of his debt, or in order to prevent a creditor from receiving payment of the debt.
	[ ]	the debtor has had its asset attached under a write of execution, or there is no asset of any kind capable of attachment for payment of the debt.
	[ ]	the debtor declares to the court in any action that it cannot pay its debts.
	[ ]	the debtor informs any of its creditors that it cannot pay its debts.
	[x]	the debtor submits to any two or more of its creditors a proposal for composition of its debts.
	[ ]	the debtor receives demand letters from its creditor not less than twice, at intervals of not less than 30 days, and the debtor does not pay the debt.

with the details as follows ______________________________________

4.1         Assets and liabilities of the Debtor

The Debtor would like to inform the Court that the Debtor is insolvent as at present the Debtor does not have sufficient assets to satisfy its debts, details, facts and reasons are as described here below.

4.1.1      The Debtor does not have sufficient assets to satisfy its debts as shown on the audited Financial Statement of the Debtor and the Auditor’s Report

According to the unaudited Financial Statement of the Debtor of 2 January 2010, the Debtor has total assets of Baht 1,246 million and liabilities of Baht 2,541 million.  Therefore, as at 2 January 2010, the Debtor has liabilities more than assets in the amount of Baht 1,295 million, details are as per Exhibit 2.

4.1.2      The Debtor does not have sufficient assets to satisfy its debts as shown on the List of Total Assets and Liabilities of the Debtor as at 2 January 2010 per the Exhibit 5.

In addition, the Debtor has prepared the List of Total Assets and Liabilities of the Debtor as at 2 January 2010, based on un-audited management information, with the details as follows.

	(Baht Thousands)
ASSETS	Unaudited	Unaudited
CURRENT ASSETS	FY10 Q1	FY09
Cash and deposits at financial institution	9,094	18,510
Trade accounts receivable	2,584	8,724
Provision for doubtful debts - trade	(1,654)	(881)
Accounts receivable - related party	2,881,259	2,889,373
Amount due from related party		-
Provision for doubtful debts - related party	(2,881,259)	(2,889,373)
Inventories - net	84,056	96,778
Other current assets	1,834	6,746
Total current assets	95,914	129,877

NON-CURRENT ASSETS
Property, plant and equipment - net	1,149,299	1,235,777
Other non-current assets	445	420
Total non-current assets	1,149,744	1,236,197
TOTAL ASSETS	1,245,658	1,366,074

LIABILITIES
CURRENT LIABILITIES
Short-term loans from banks	1,163,532	1,171,114
Trade accounts payable	423,348	431,010
Other accounts payable	5	5
Current portion of long-term loan	286,247	239,400
Amount due to related party	17,079	16,224
Accrued expenses	51,524	34,495
Accrued Interest expense	169,322	98,673
Other current liabilities	387	366
Total current liabilities	2,111,444	1,991,287

NON-CURRENT LIABILITY
Long-term loans from banks - net	429,700	484,600
Total non-current liability	429,700	484,600
TOTAL LIABILITIES	2,541,144	2,475,887

Based on the foregoing List of Total Assets and Liabilities of the Debtor as at 2 January 2010, the debtor has total assets of Baht 1,246 million and total liabilities of Baht 2,541 million.  Therefore, as at 2 January 2010, the debtor has liabilities more than assets in the amount of Baht 1,295 million.  It is apparent that the Debtor does not have sufficient assets to satisfy its debts and therefore, is deemed insolvent.

In this regard, the Debtor would wish to inform that the Debtor operates the business of manufacture and sale of electronic parts.  Currently, the debtor’s largest customer is Innovex Inc, which is the parent company of the Debtor.  In operating the business, Innovex Inc will receive orders from customers located outside of Thailand and will place an inter-company order to the Debtor. The Debtor will then procure the materials and manufacture the products according to the order and will subsequently ship the finished products to destination on behalf of Innovex Inc.  The Debtor will then issue an invoice to Innovex Inc for the shipment of the order.

However, the accounts receivables from related party has grown over the past 2 years as Innovex Inc, on a consolidated group basis, was insolvent on both asset test basis (more liabilities than assets) and cash flow test basis (cannot pay debts when they fall due).  Hence, it is clear that the parent company currently does not have sufficient assets to repay its inter-company payables to the Debtor, thus resulting in the Debtor not able to repay its debt and the debt has been outstanding for certain period of time.

Therefore, the Debtor has to make a provision for the accounts receivable recorded with the parent company which is in accordance with the General Accepted Accounting Principle of Thailand.  After the provision, the Debtor does not have sufficient assets to satisfy its debts and therefore, is deemed insolvent

4.1.3      The Debtor encounters serious financial difficulties which have arisen from the lack of financial liquidity and hence could not sustain its business on an ongoing basis.

The Debtor is a manufacturer of flexible circuits that are used in electronic products like mobile phones, hard disk drives, smart cards and medical devices. It also offers to the customers, customized engineering, design, development and prototype to assembly and testing services. The Debtor would manufacture products in accordance to the customers’ needs and orders from its parent company, i.e. Innovex as described in 4.1.2 above.  Innovex Inc plays a key role in supporting the USA-based customers while the Debtor performs all of the group’s the manufacturing function.  Currently, the Debtor operates and manufactures products out from its manufacturing facility in Lamphun.

Previously, the Debtor had encountered financial problems due to changes to customer’s technology application.  That is, the Debtor business relies mainly on its parent company orders and majority of its business pertained to one customer, Seagate.  With Seagate’s change in technology platform and subsequently the loss of major revenue stream for both Innovex Inc and the Debtor, starting from fiscal year 2006, Innovex Inc took actions to restructure its operations, seek new customers and embarked on a strategy to develop new products across wider range of product application and wider range of customer base.  In mid 2008, the Debtor successfully restructured its long term debt with BAY and TMB. By end of 2008, new management team members were recruited to drive changes within the organization required for the recovery of the business.  Specifically, the new management took measures to improve cost structures by right-sizing the organization and consolidating key suppliers.  In addition, the new management had been successful in improving relationships with customers and sought new customers.  Production volumes for new customers and applications began to gain traction and ramped to mass production capacity in the third and fourth quarters of 2008, recording quarter on quarter growth of more than 25%.  Additionally, to improve the Debtor’s working capital situation, the new management took actions to realign customers’ and suppliers’ credit terms by reducing credit terms with key customers and consolidate key suppliers.

Although the Debtor’s business began to recover, the global financial crisis in the late 2008 caused a loss of confidence in the electronics sector, resulting in a sharp reduction in orders to Innovex Inc.  This caused financial strain on Innovex Inc and subsequently the Debtor and as a result, adversely affected the Debtor’s ability to repay loan and material purchases on time.  In addition, by the beginning of 2009, the orders from customers resumed and started showing traction to grow back to pre-financial crisis levels, but due to the lack of working capital to fund raw material purchases, the Debtor was unable to fulfill all customers’ requirements, causing further financial strain due to low capacity utilization and high fixed cost structure.

4.2        The act of the Debtor falls under the presumption that the Debtor is insolvent.

4.2.1      The Debtor’s ability to service debts

As described in 4.1.3 hereabove, the global financial crisis in the late 2008 which resulted in a sharp reduction in orders, has seriously affected the business operation of the Debtor.  As a result, the Debtor could not repay its debts when due and as at 2 January 2010 the Debtor’s current liabilities is higher than its current assets in the amount of Baht 1,295 million.

4.2.2      The Debtor has submitted to any two or more of its creditors a proposal for composition of its debts, which falls under the presumption under Section 8(8) of the Bankruptcy Act B.E. 2483 (1940).

Due to the circumstances described in Clauses 4.1.3 and 4.2.1, from November 2008, the Debtor once again initiated the debt restructuring negotiation process with its financial creditors, i.e. BAY and TMB which are major creditors of the Debtor.  That is, during the Debtor’s monthly review meetings with the financial creditors, TMB Bank Public Company Limited (TMB) and Bank of Ayudhya Public Company Limited (BAY), in November and December 2008, the Debtor initiated discussions with the creditors on the possibility of further debt restructuring given the situation that the Debtor was facing as a result from the global financial crisis.   By the end of February 2009, the Debtor formally initiated the debt restructuring process with TMB and BAY.  After several discussions, the Debtor then proceeded to submit several debt restructuring proposals to TMB and BAY during April 2009.  However, the debt restructuring had not yet been successful. By July 2009, PricewaterhouseCoopers (PWC) were appointed as Debtor’s financial advisors and has since been working closely with the Debtor, BAY and TMB to review debt restructuring options.

After appointment, PWC worked with the Debtor to validate its financial status and business strategy and analyze financial project and debt restructuring options of the Debtor.  Upon the completion of its review of the Debtor’s business plan and model, PWC prepared a proposal detailing available debt restructuring options to both TMB and BAY.  Based on the options proposed, TMB and BAY agreed to proceed with the option of selling the existing debt to another potential financier or investor and indicated that they will not further restructure existing debt.  Accordingly, in August 2009, PWC helped the Debtor to seek new investors.  Of the many interested parties introduced by PWC, two potential parties were shortlisted to proceed further with the Debtor.  Currently, the process is still on-going with a potential investor who is now gathering internal approvals and reaching an agreement with TMB and BAY on the purchase price.  Therefore, it shall be deemed that the Debtor has submitted to any two or more of its creditors a proposal for composition of its debts.

Based on the foregoing reasons described in Clause 4.1 and 4.2 here above, the Debtor is therefore insolvent due to the following reasons:

(1)        The Debtor does not have assets sufficient to meet its obligations, facts of which stated in Clause 4.1 above;

(2)        The Debtor has submitted to two or more of its major financial creditors a proposal for composition of its debts, details stated in Clause 4.2.2 above which falls under the presumption under Section 8(8) of the Bankruptcy Act.

Lor 4.3

Clause 5. Reasonable grounds for Debtor’s business reorganization

The Debtor would like to demonstrate to the Court that although the Debtor is insolvent, details appear in Clause 4 of this Petition, there are reasonable grounds and possibilities for the Debtor’s business reorganization as described below.

5.1   Grounds as to the Debtor

The Debtor would like to initially described that this Petition for the Business Reorganization is submitted in good faith as, in the Debtor’s opinion, the business reorganization could be successfully completed and thereby would yield benefits to all related parties--i.e. creditors, shareholders, co-investors, employees and contracting companies in related business.  Currently, the Debtor is encountering with severe financial difficulties and, as a consequence, the Debtor is unable to fulfill obligations owed by the Debtor to major financial creditors and thus cannot carry out its business.  The Debtor has a genuine necessity to have its business reorganized under the Bankruptcy Act.  If the Debtor’s business is to be continuously operated despite the fact that the Debtor is in default, the Debtor might be subject to court case, its creditors would file for repayment of debts where the Debtor is encountering lack of financial liquidity and working capital, ultimately, the Debtor would go bankrupt and be liquidated.  The liquidation of the Debtor would result in creditors receiving debt repayments in an amount less than the amount to be received in case the Debtor is adjudged bankrupt by the Court.

The Debtor would like to confirm that the Debtor submits this Petition for the Business Reorganization in good faith with thorough consideration for fairness among all creditors, debtor’s shareholders and the Debtor itself with intention to coping with financial difficulty and enable the Debtor to continue its business as the Debtor’s business has a potential to re-emerge as a healthy one, provided that its debts would have been properly restructured with proper Planner and Plan Administrator in accordance with the provision and criteria of the business reorganization set forth under the Bankruptcy Act.  If the business reorganization of the Debtor is approved, the Debtor would be able to repay principal debts previously due to creditors and that would obviously be better than letting the Debtor be adjudged bankrupt which in conformity with the principle and intention of the Bankruptcy Act in respect of business reorganization.

In addition, the Debtor would wish to inform that as the Debtor is still pursuing a capital restructuring and investment process with a potential investor, during the due diligence process, external consultants were hired to review and interview existing and potential new customers to understand the Debtor’s future business potential and position.  From the report generated by the external consultant, all the customers that were interviewed had responded positively and affirmed the Debtor’s strength in the flexible circuit technology and had indicated that the potential business will still be available to the Debtor upon completion of restructuring.

Furthermore, in terms of technology ability, while there are a large number of flexible circuit manufacturers globally, only a few compete directly with the Debtor in high-end, sub-100 micron applications. The Debtor’s process technology includes proprietary processes and chemical recipes together with extensive design expertise which enable the Debtor to deliver high unit volumes for complex high density flexible circuits at an effective cost to customers. The Debtor is recognized as a technology leader in fine-line high density, single and double-sided flexible circuits, multi-layer circuit technology and flexible circuit assembly technology, including advanced chip-on-flex, flip chip-on-flex and precision placement assembly technologies due mainly to its fine feature wide-width roll-to-roll and laser fabrication process technologies.  Therefore, the Debtor’s technology capability is extremely unique and is recognized as a worldwide technology leader in this field, hence, provides the Thai manufacturing high-technology sector with an edge over other countries.

For these reasons, the Debtor hereby submits the Petition for the Business Reorganization requesting for the kind consideration of the Court to order the business reorganization of the Debtor which would create maximum benefits for all parties involved.

5.2       Grounds relating to World and Thai Economy

(a)       Debtor’s business is in a field and constitutes part of the high-technology electronics and manufacturing sector, which was adversely affected during the economic downturn at the end of 2008 which caused a loss of confidence in the electronics sector, resulting in a sharp reduction in orders to the Debtor.  This caused financial strain on the Debtor and as a result, reducing the Debtor’s ability to repay loan and material purchases on time.  It thus may be concluded that the Debtor’s financial difficulty is mainly as a result of the global financial crisis which affected the operation of the business sector in Thailand as a whole.

However, the Debtor has received an investment promotion from the Thailand’s Board of Investment.  The Debtor’s business relates to high technology products which has positive potential growth.  Thus, the Debtor is certain that there are reasonable grounds for the business reorganization of the Debtor.  That is, if the business reorganization is approved in which the Debtor can restructure the debt to recapitalize the Debtor’s negative net worth and to obtain new working capital to strengthen its on-going operations, the Debtor would continue to survive as a going concern and generate profits in the future, which would be beneficial to all creditors and Debtor as well as shareholders and employees of the Debtor.

(b)       If the business would not to be reorganized, the Debtor would ultimately go bankrupt and the situation would damage the Thai economy and society as a whole as follows.

  The Debtor’s business would be closed down and discontinued, which will affect Thai economy as a whole.
  The impact would incur loss upon the Debtor’s domestic and foreign trade creditors, financial creditors, its debtors and its shareholders.
  Accordingly, all of its employees would be unemployed, thereby creating social and economic problems and affecting related business sector. As of end of March 2010, Innovex Thailand has a total of 474 employees, which is made up of:

  324 number of daily-wage employees (direct labor)
  150 number of monthly-wage employees (indirect labor)

Based on the Debtor’s current business plan, if its business would be reorganized, the Debtor would be required to recruit additional daily-wage labor and professionals (engineering, finance and supply chain management) in order to support the restart of its operations.  Based on the current plan, as the production volume ramps after the restart, the Debtor will be expected to employ more than 1,000 employees, which would assist labor market as a whole.

  With the Debtor’s business discontinued, Thailand will lose the high technology engineering capability that is unique to the industry.
  The discontinuation of the Debtor’s business will also impact Thailand’s export volume and value. A majority of the Debtor’s products are exported overseas to customers located in China, Singapore, Taiwan and USA. In FY08, about 75% of the sales recorded by the Debtor were exports which were valued to be about 2,704 million Baht.
  In addition, the material suppliers which the Debtor procures from for its manufacturing processes will also be affected. Based on the past records, the Debtor procured and purchased raw materials, spare parts and equipment with values estimated to be as follows per year:

- FY 2009 USD 15.8 million
- FY 2008 USD 46 million
- FY 2007 USD 56 million
(*) FY2009 value decreased due to lower production volumes as a result of limited working capital following the global financial crisis at the end of 2008.

Accordingly, about 30% to 40% of the value of the orders was estimated to be procured from local domestic Thailand suppliers.

5.2       Support from creditors

As previously referred to in 4.2.2, The Debtor, following the receipt of an agreement from the financial creditors, the Debtor, with PWC’s support, is still pursuing a capital restructuring and investment process with a potential investor.   At the end of December 2009, the Debtor signed a mandate letter with Standard Chartered Bank (Standard Chartered), where the Debtor will work with Standard Chartered, on an exclusive basis for 90 days, to restructure its capital restructure.  In the letter, Standard Chartered stated its interest to purchase the Debtor’s existing debt from TMB and BAY at a discount from the total outstanding value and indicated its interest in injecting additional working capital in order for the Debtor to take advantage of its existing sales opportunities.  The transaction is subject to the completion of the due diligence process, internal approvals and reaching acceptable agreements with TMB and BAY on the purchase price.  As of mid March 2010, the due diligence process required for the consideration of the new investment project has already been completed and Standard Chartered is currently reviewing and getting internal approvals, as well as getting agreements from TMB and BAY on the purchase price of the debt.  In the event the transaction is successful, the new capital investment will help restart the Debtor’s operations.

In addition, the Debtor has strong support from trade creditors.  During the due diligence process, external consultants interviewed on behalf of the new investor, existing trade creditors and suppliers of key raw materials and equipment used in the Debtor’s manufacturing process.  The suppliers interviewed were namely Arrow Electronics, Nomura Trading, RBP Chemicals, Taiyo Yuden and Transtechnology.  In the external consultant’s report on the interview, all suppliers indicated that they would continue to provide support and work with the Debtor to supply materials and equipment when the operations restart and some have also indicated willingness to consider providing credit line in future.

Further, the Debtor has also been receiving strong support from service providers and consultants.  For example, consultants like Deloitte Touche Tohmatsu, Baker Mckenize, International Legal Counselors Thailand, PricewaterhouseCoopers and BPA Consulting Limited continued to provide legal, financial and marketing consulting services relating to the Debtor’s debt restructuring and due diligence process without any advance payment and with knowledge that the Debtor has very limited ability to pay service fees until after the restructuring transaction is completed.

Furthermore, contract workers outsource service providers like Skillpower Services were also very supportive of the Debtor’s restructuring process by continuing to provide contract workers when the need arise during this period.  They have indicated their support to resume service when the operation restarts.

For these reasons, there are reasonable grounds for the business reorganization of the Debtor so as to allow the Debtor to continue its business with an opportunity to re-emerge as a healthy organization and generate income to repay debts to its creditors which is better than closing out the Debtor’s business where the Debtor would go bankrupt at the end.

Clause 6. Possibilities for the Business Reorganization of Debtor

6.1       It is established that the Debtor is facing a financial difficulty-- liquidity problem and repayment default.  The business reorganization would benefit creditors and the Debtor and would allow the Debtor to survive as a going concern.

6.2       Although the Debtor is insolvent, but should the business reorganization be allowed, there are possibilities for the business reorganization of the Debtor which some of possible ways to achieve the business reorganization could be described in brief as follows:

(A) a rescheduling of existing debt with new working capital injection from TMB and BAY ;

(B) a rescheduling existing debt with new equity injection from investor(s); or

(C) a sale of existing bank debt by TMB and BAY with a subsequent restructuring of debt by new financier and new equity and/or working capital injection from investor(s).

The Debtor would like to restate that all aforementioned possibilities of the business reorganization would potentially enable the Debtor to recover its business performance and remain viable if the creditors and the Debtor are able to agree on a debt restructuring plan.

The Debtor is confident that, if there is business reorganization in accordance with the method mentioned above, the Debtor would be able to continue its business and thereby generate sufficient income to make repayment to creditors and would survive as a going concern due mainly to the following reasons:

  The Debtor is regarded as one of the key low cost providers of high density flexible circuits in the world. The key drivers for the low cost structure are the Debtor’s low cost manufacturing location in Lamphun, a low-cost of living province, and its automated roll-to-roll manufacturing process.
  The Debtor is recognized as a technology leader in fine-line high density, single and double-sided flexible circuits, multi-layer circuit technology, and flexible circuit assembly technology due mainly to its fine feature wide-width roll-to-roll and laser fabrication process technologies.
  The Debtor has developed strong relationships and collaboration with its key multinational customers, especially TPO, Hitachi, Seagate, Western Digital and other industry leaders. Certain key customers have expressed their willingness to continue supporting the Debtor’s business once the Debtor successfully complete its restructuring.
  The Debtor’s experienced and motivated new management team led by recently appointed CEO, Randy Acres, is committed to rejuvenating the business. Currently, Randy leads a management team which is made up of Brian Dahmes (Vice President of Operations and Engineering), Stephen (Senior Vice President of Sales and Marketing) and Lynette Leow (Director of Finance). Most members of the management are new to the company or newly appointed in late 2008 and have been, since late 2008, driving changes within the organization, necessary for the recovery of the business. Building on the strong historical relationships with technology groups, the newly structured management team will concentrate more on further product and customer development while at the same time enhancing internal efficiencies and cost control. Specifically, the management team will continue to drive the key measures like right-sizing the organization, consolidation of key suppliers, pricing control, cost structure control and to continue to improve relationship with customers.

In submitting this Petition for the Business Reorganization, the Debtor hereby requests to nominate itself to be the Planner as the management of the Debtor has experienced and been familiar with this field of high technology electronics and manufacturing business for more than 20 years, is familiar with the business of the Debtor and is aware of all the problems within the Company.  The problem which causes the Debtor to submit this Petition is not because of the Debtor’s management performance failure but because of the economy and external factors as described above. The debtor is thus the most suitable Planner, details are as per the letter of consent of the Planner and the letter describing qualifications of the Debtor per Exhibits 6 and 7.

In order that the Business Reorganization would occur in accordance with provisions of law for correctness and fairness among all creditors and the Debtor and so that the Debtor would be able to continue its operation which would maximize the benefits for the parties involved, i.e. the country, the Debtor, creditors and employees of the Debtor, and that this Petition is submitted in good faith and in accordance with Chapter 3/1 of the Bankruptcy Act in all respects, the Debtor hereby requests for the kind consideration of the Court to accepts the Petition, urgently proceed with the inquiry and order a business reorganization of the Debtor accordingly.

At your kind disposal.

Lor 4.5

Attachment to the Petition

Clause 7.      Name and qualifications of the Planner are as per the letter of consents and letter describing qualification of the Planner, attached hereto as the Exhibit No.       6, 7

Clause 8.      [x]      The Petitioner has submitted the list of creditors attached hereto as per the List of Creditors, attached hereto as the Exhibit No.    4

         [x]      The Petitioner has attached herewith an inventory of its entire assets and liabilities as per the Exhibit No.   5

Therefore, The Court is hereby requested to order the business reorganization of the Debtor and appoint the Planner nominated.

Clause 9.      In case where the Court has ordered the business reorganization of the Debtor but has not yet appointed the Planner, the Court is hereby requested to appoint the Debtor to be the Interim Administrator with the powers and duties involved in managing the business and assets of the Debtor, under the supervision of the official receiver, until a Planer is appointed for the continuation of the administration and management of the Debtor business.

The domicile of the Petitioner as specified in this Petition is a special domicile in respect to this case.  Should there be any change to the stipulated domicile, the Debtor would immediately notify the Court.  The Debtor has submitted 5 copies of this Petition having the identical wording attached hereto.  The Debtor would wait for the Court Order or otherwise, would be deemed have been already notified.

/s/ Randy Acres Petitioner
Innovex (Thailand) Limited
by Mr. Randy Acres

I, Innovex (Thailand) Limited by Mr. Randy Acres, the Petitioner, drafted and typed this Petition.

/s/ Randy Acres Drafter/Typist
Innovex (Thailand) Limited
by Mr. Randy Acres

Court Order – Black Case No. 18/2553
Accepted to proceed by law
Appointed the attorney
Transferred the authorization (if any), witness (if any), please include.
Next hearing/investigation held on June 7, 2010 at 9:00 A.M.

/s/Charnchai Srisangsup Judge
Mr. Charnchai Srisangsup
March 30, 2010